Press Release

Company Contact:  DigitalTown   info@digitaltown.com

  (952)890-2362 (office)

DigitalTown Negotiates $10 Million Funding Commitment with

Institutional Investor Auctus Private Equity Fund, LLC

Burnsville, MN, December 6, 2010 – DigitalTown, Inc. (OTC.BB: DGTW), the leading developer of a nationwide social media network of more than 27,000 local online communities for high school students, alumni, boosters and local citizens, announced today that it has signed a $10.0 million drawdown equity financing agreement with Auctus Private Equity Fund, LLC (“Auctus”), a Boston-based institutional investor.

“We are pleased to have signed this funding agreement with Auctus, which provides the company with future flexibility ” said Richard A. Pomije, CEO of DigitalTown.   The company is under no obligation to utilize the facility but plan to use any proceeds from this agreement for working capital to support our current operations and for other general corporate purposes; which may involve expansion of our nationwide social media network. Pursuant to the purchase agreement, the Company has the right at its discretion to sell to Auctus up to $10.0 million of its common stock from time to time over a 36-month period.  DigitalTown will have the right, but no obligation, to sell stock to Auctus in amounts up to $150,000 depending on certain conditions as set forth in the purchase agreement.

There are no upper limits to the price Auctus may pay to purchase DigitalTown’s common stock and the purchase price of the shares related to the $10.0 million of future funding will be based on 94% of the volume weighted purchase pricing during the pricing period as outlined in the agreement.   The Company will control the timing and amount of any sales of shares to Auctus. There are no financial or business covenants, restrictions on future funding, rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement.  The agreement may be terminated by the Company at any time, at its sole discretion, without any cost or penalty.

Northland Capital Markets acted as exclusive financial advisor and placement agent to DigitalTown in the transaction.  Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

A more detailed description of the agreement is set forth in the Company’s Current Report on Form 8-K recently filed with the SEC.

About DigitalTown:
DigitalTown, Inc. in Burnsville, MN is developing a nationwide network of more than 27,000 local online communities for high school students, alumni, boosters and local citizens. For more information, please visit www.digitaltown.com.

Safe Harbor Language:
Any statements contained herein related to future events are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act 1995.  Readers are cautioned not to place undue reliance on forward-looking statements.  DigitalTown, Inc. undertakes no obligation to update any such statements to reflect actual events.  For more information, please visit www.digitaltown.com.